EXHIBIT 99.1

Harpoon Therapeutics Reports Fourth Quarter and Full Year 2018 Financial Results and Provides Corporate Update

–	Lead Tri-specific T cell Activating Construct (TriTAC) candidate, HPN424, continues to advance in a Phase 1 clinical trial for the treatment of prostate cancer
–	Initial public offering, successfully completed in February, raised approximately $70.7 million in net cash proceeds
–	Advanced HPN328, a DLL3 (Delta-like 3) -targeting TriTAC, for the treatment of small cell lung cancer, into IND-enabling studies
–	Webcast and conference call today at 1:30 p.m. PT

SOUTH SAN FRANCISCO, Calif., March 14, 2019 - Harpoon Therapeutics, Inc. (NASDAQ: HARP), a clinical-stage immunotherapy company developing a novel class of T cell engagers, today reported financial results for the fourth quarter and full year ended December 31, 2018 and provided a corporate update.

“The past year included achievement of significant clinical, scientific and operational milestones for Harpoon Therapeutics,” said Gerald McMahon Ph.D., President and Chief Executive Officer of Harpoon Therapeutics. “T cell engagers are gaining momentum as exciting immuno-oncology therapies and Harpoon has built a proprietary TriTAC platform to take this approach to a new level. HPN424 has entered a Phase 1 clinical trial in prostate cancer and HPN536 is poised to enter clinical development for ovarian and other mesothelin (MSLN) expressing tumors in the near future, followed by HPN217 targeting B cell maturation antigen (BCMA) for the potential treatment of multiple myeloma. In addition, we successfully completed our initial public offering in February, an important milestone in the company’s history which further strengthened our balance sheet.”

“Our scientific expertise has led to the discovery and development of three TriTACs on paths for clinical development. We are pleased to announce today that we have selected an additional drug candidate, targeting DLL3, for potential clinical development in small cell lung cancer,” said Holger Wesche, Chief Scientific Officer of Harpoon. “This candidate, HPN328, has entered IND-enabling studies and we expect a Phase 1 trial to begin in 2020.”

2018 Business Highlights

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Advanced our lead TriTAC product candidate, HPN424 into a Phase 1 clinical trial in prostate cancer. Utilizing its proprietary TriTAC platform, Harpoon has developed HPN424, a half-life extending T cell engager specifically designed to target prostate specific membrane antigen, or PSMA, for the treatment of prostate cancer. PSMA is present in 80-95% of patients with advanced prostate cancer. In July, Harpoon filed an IND for HPN424 and in August, commenced a Phase 1 trial. The Phase 1 trial is designed to enroll patients with progressive metastatic castration-resistant prostate cancer

(mCRPC) in two parts, dose escalation and dose expansion. The company is currently enrolling patients in the dose escalation part of the trial.

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Advanced two additional TriTAC product candidates, creating a robust development pipeline. The company’s proprietary TriTAC platform was designed to advance the therapeutic potential of T cell engagers, with a proprietary half-life extended format. Harpoon achieved multiple development milestones with its TriTAC pipeline in 2018 and intends to have four TriTACs in on-going clinical trials by the end of 2020.

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HPN536 is a mesothelin-targeting TriTAC, designed as a potential therapy for ovarian cancer and other solid tumors. Mesothelin, a clinically validated target, is expressed on malignant cells of ovarian cancer, mesothelioma, pancreatic carcinoma, non-small cell lung cancer and triple-negative breast cancer, among others. Harpoon submitted the IND for HPN536 in December and received FDA clearance in January 2019. Harpoon anticipates a Phase 1/2a trial will commence in the first half 2019.

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HPN217 is a TriTAC that targets BCMA and is in preclinical development for the potential treatment of multiple myeloma. At the 2018 American Society of Hematology Annual Meeting, the company released new preclinical data for HPN217 which demonstrated BCMA- and T cell-dependent antitumor activity in tissue culture and in xenografts modeling multiple myeloma and lymphoma. Harpoon expects to file an IND for HPN217 later this year.

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Harpoon raised approximately $89.7 million in two financings in 2018. In November, the company closed a Series C equity financing, receiving $69.7 million in net proceeds. In July, in connection with the successful filing of the IND for HPN424, Harpoon received $20.0 million in net proceeds for closing the second tranche of its Series B equity financing.

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Harpoon broadened its leadership team, adding expertise to support clinical development and public company readiness. Additions in 2018 included the appointments of Georgia Erbez as Chief Financial Officer and Natalie Sacks, M.D., as Chief Medical Officer. Holger Wesche, Ph.D., was promoted to Chief Scientific Officer. The leadership team at Harpoon has proven expertise in drug development, spanning early-stage development of oncology therapies through commercialization.

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Expanded the board with the appointment of three independent directors: Jonathan Drachman, M.D., former Chief Medical Officer, Seattle Genetics; Scott Myers, Chairman and Chief Executive Officer, Rainier Therapeutics; and Julie Eastland, Chief Business and Financial Officer, Rainier Therapeutics. These board members, along with the existing directors, provide a wealth of experience in drug development, financial strategy and business development.

Recent Developments

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In January 2019, Harpoon announced preliminary data for HPN424 that suggested HPN424 activated T cells in a manner that is consistent with target engagement. In addition, early evidence suggested that there was sufficient drug exposure during the treatment course to support once-weekly dosing.  Side effects were consistent with T cell activation and were managed clinically.

•	In February 2019, Harpoon successfully completed its initial public offering, raising net proceeds of approximately $70.7 million.

•	Harpoon today announced the designation of its fourth TriTAC in development, HPN328, for the potential treatment of small cell lung cancer (SCLC). HPN328 targets DLL3, a protein highly expressed in a majority of SCLC tumors but not in normal tissue. This selective expression makes DLL3 an attractive drug target for T cell engagers. Harpoon is currently conducting IND-enabling studies and expects to initiate a Phase 1 clinical trial of HPN328 in 2020.

Anticipated Milestones

Harpoon plans to have three TriTAC product candidates in the clinic by the end of 2019, with a fourth expected in 2020, as follows:

•	HPN424 – present additional Phase 1 data in the second half of 2019 at a medical conference
•	HPN536 – initiate Phase 1/2a trial in the first half of 2019
•	HPN217 – initiate Phase 1 trial in the second half of 2019
•	HPN328 – initiate Phase 1 trial in 2020

Fourth Quarter and Full Year 2018 Financial Results

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Harpoon Therapeutics ended 2018 with $89.5 million in cash and cash equivalents compared to $29.4 million as of December 31, 2017. Net cash provided by financing activities for the year ended December 31, 2018 was $88.3 million, primarily comprised of $69.7 million in net cash proceeds received from the November 2018 issuance of Series C convertible preferred stock and $20.0 million in net cash proceeds received from the July 2018 issuance of Series B convertible preferred stock as a result of the IND filing for HPN424. Net cash used in operations for the year ended December 31, 2018 was $27.1 million.

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Net loss for the fourth quarter ended December 31, 2018 was $9.7 million compared to $4.9 million for the fourth quarter ended December 31, 2017. Net loss for the year ended December 31, 2018 was $27.4 million, compared to $16.8 million for the prior year.

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Revenue for the fourth quarter ended December 31, 2018 was $1.1 million compared to $0.7 million for the fourth quarter ended December 31, 2017. Revenue for the year ended December 31, 2018 was $4.8 million, compared to $0.7 million for the prior year. During both periods, the revenue primarily consisted of the amortized portion of the deferred $17.0 million upfront payment received in October 2017 under a collaboration agreement with AbbVie.

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Research and development expense for the fourth quarter ended December 31, 2018 was $8.7 million compared to $4.8 million for the fourth quarter ended December 31, 2017. R&D expense for the year ended December 31, 2018 was $26.4 million, compared to $13.6 million for the prior year. The increases in both comparative periods were primarily due to clinical development expenses and an increase in personnel-related expenses, including conducting preclinical studies, initiating the first clinical trial for lead product candidate, HPN424, and manufacturing activities for four TriTAC product candidates in various stages of development.

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General and administrative expense for the quarter ended December 31, 2018 was $2.2 million compared to $0.9 million for the quarter ended December 31, 2017. General and administrative expenses for the year ended December 31, 2018 were $6.1 million, compared to $3.6 million for the prior year. The increases over both comparative periods were primarily due to an increase in consulting and accounting services related to quarterly reviews and year-end audits and an increase in headcount.

Conference Call Information

Harpoon will host a conference call and live audio webcast this afternoon at 1:30 p.m. PT / 4:30 p.m. ET to discuss the fourth quarter and full year 2018 financial results and provide a corporate update.

The live call may be accessed by dialing 866-951-6894 for domestic callers and 409-261-0624 for international callers and using conference ID: 2497976. A live webcast of the call will be available online from the investor relations section of the Harpoon Therapeutics website at https://ir.harpoontx.com/events-and-presentations.

An archived replay of the webcast will be available on Harpoon Therapeutics’ website shortly after the conference call.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct™ (TriTAC) platform, Harpoon is developing a pipeline of novel T cell engagers, or TriTACs, initially focused on the treatment of solid tumors and hematologic malignancies. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “target,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, scope and results of clinical trials, the association of data with treatment outcomes and the timing and likelihood of development milestones for product candidates. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, and unexpected litigation or other disputes. Other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts

Harpoon Therapeutics, Inc.

Georgia Erbez

Chief Financial Officer

media@harpoontx.com

Westwicke Partners, LLC.

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com

Harpoon Therapeutics, Inc.

Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(Unaudited)		(Audited)
Revenue
Collaboration and license revenue	$1,063	$708	$4,750	$708
Total revenue	1,063	708	4,750	708
Operating expenses
Research and development	8,717	4,791	26,368	13,622
General and administrative	2,215	912	6,106	3,614
Total operating expenses	10,932	5,703	32,474	17,236
Loss from operations	(9,869)	(4,995)	(27,724)	(16,528)
Interest income	148	57	395	78
Interest expense	—	—	—	(285)
Other expense	(8)	(4)	(37)	(95)
Net loss	$(9,729)	$(4,942)	$(27,366)	$(16,830)
Net loss per share, basic and diluted	(8.15)	(5.27)	(25.65)	(18.81)
Weighted-average shares used in computing net loss per share, basic and diluted	1,193,797	938,372	1,066,877	894,901

Harpoon Therapeutics, Inc.

Selected Balance Sheet Data

(Audited)

	As of December 31,
	2018	2017
	(in thousands)
Assets:
Cash and cash equivalents	$89,493	$29,423
Total assets	102,580	31,872
Total liabilities	26,482	18,974
Total convertible preferred stock	129,577	39,841
Total stockholders' deficit	(53,479)	(26,943)